Exhibit 99.1

Lime Energy Co. Completes Sale

of One Million Shares of Common Stock

HUNTERSVILLE, NC, May 15, 2012—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and clean energy solutions, today announced that it had completed a sale of one million shares of its common stock to Richard Kiphart, one of its directors.  The sale price of the shares was $2.55, the consolidated closing bid price of the Company’s common stock on the NASDAQ Capital Market.  Gross proceeds from the sale were $2,550,000, and the net proceeds will be used for general corporate purposes.

“This transaction demonstrates the continued confidence of management and the Board in our business model and strategy,” commented John O’Rourke, Lime’s President and CEO.  “Proceeds from the offering will be used for general corporate purposes as we continue to execute on this strategy.”

For additional information regarding the transaction please refer to the Company’s Current Report on Form 8-K filed today.

About Lime Energy Co.

Lime Energy is building a clean energy future.  As one of the nation’s leading providers of clean energy solutions, Lime brings over 25 years of delivering economically viable efficiency and renewable energy solutions that benefit communities and protect the environment.  Lime’s platform includes some of the energy industry’s most experienced professionals and an expansive geographic footprint with over 350 employees at 18 locations in North America.  Lime Energy’s services include integrated energy engineering, consulting and the implementation of solutions that enable customers to reduce their facility’s energy consumption, lower their operating and maintenance costs and reduce their carbon footprint.  The company’s stock is traded on NASDAQ under the symbol LIME.  Additional information is available at www.lime-energy.com or by emailing info@lime-energy.com.

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2012 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.